UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2010 (March 16, 2010)

MASSEY ENERGY COMPANY

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7775	95-0740960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 North 4th Street, Richmond, Virginia 23219

(Address of Principal Executive Offices) (Zip Code)

(804) 788-1800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Material Definitive Agreement.

On March 16, 2010, Massey Energy Company (the “Company”) entered into a Purchase, Sale and Merger Agreement (the “Purchase Agreement”) with Cumberland Resources Corporation, Powell River Resources Corporation and the Sellers (as defined therein) to acquire Cumberland Resources Corporation and certain affiliated companies (“Cumberland”). Pursuant to the Purchase Agreement, an indirect, wholly-owned subsidiary of the Company will purchase the membership interests of certain of the Cumberland limited liability company affiliates from the Sellers and each of Cumberland Resources Corporation and Powell River Resources Corporation will be merged into wholly-owned subsidiaries of the Company, with such subsidiaries as the surviving entities. Following the closing of the acquisition, Cumberland will be wholly-owned by the Company. Cumberland, headquartered in Abingdon, Virginia, operates primarily underground coal mines in Southwestern Virginia and Eastern Kentucky.

Under the terms of the Purchase Agreement, the aggregate consideration to be paid by the Company is $960 million, consisting of $640 million in cash and $320 million in shares of the Company’s common stock calculated based upon the average closing price of the Company’s common stock for the 20 trading days ending on the day prior to the closing of the acquisition, subject to working capital adjustments as set forth in the Purchase Agreement.

The Purchase Agreement contains customary representations, warranties, covenants and conditions, as well as indemnification provisions subject to specified limitations. The closing of the acquisition is subject to the expiration or earlier termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, certain third-party consents and other customary closing conditions. The acquisition is expected to close in the second quarter of 2010. The Purchase Agreement is subject to termination if the acquisition is not completed before June 14, 2010 or by mutual agreement.

At closing, the Company will enter into a registration rights agreement with the Sellers receiving Company common stock in the acquisition. Pursuant to the terms of the registration rights agreement, within two days following the closing of the acquisition, the Company will be required to file a resale shelf registration statement on behalf of the Sellers receiving Company common stock in the acquisition to register for resale the shares of Company common stock that such Sellers will receive. In addition, pursuant to the terms of the registration rights agreement, the Company has granted such Sellers receiving Company common stock in the acquisition a one time right to require the Company to register their shares of Company common stock pursuant to a registration statement on Form S-3, provided that the shares of Company common stock requested to be included in such registration have a fair market value of at least $50 million. The Sellers who receive shares of Company common stock in the acquisition will not be subject to any lock-up period with respect to the sale of their shares of Company common stock.

A copy of the Purchase Agreement is attached hereto as Exhibit 2.1 and is incorporated by reference herein. The description of the Purchase Agreement set forth in this Item 1.01 is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement set forth on Exhibit 2.1.

Item 7.01	Regulation FD Disclosure

On March 16, 2010, the Company issued a press release announcing the execution of the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01	Other Events

In conjunction with the acquisition announcement, the Company also announced that although it has only preliminary data with respect to projected first quarter results, operating results for the first two months of 2010 were below its internal operating forecast and that the full first quarter 2010 results are currently anticipated to also be below forecasted operating results. The shortfall to the operating plan in the first two months was largely the result of continuing weather related disruptions of coal production and shipments. The Company does not intend to update this forecast and actual results for the first quarter of 2010 may be affected by factors other than what is discussed above. Going forward, the Company plans to maintain its established practice of providing guidance on an annual basis in conjunction with its quarterly earnings releases.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Purchase, Sale and Merger Agreement, dated March 16, 2010, among Massey Energy Company, Cumberland Resources Corporation, Powell River Resources Corporation and the Sellers named therein

99.1	Press release, dated March 16, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASSEY ENERGY COMPANY

Date: March 17, 2010	By:	/s/ Richard R. Grinnan
	Name:	Richard R. Grinnan
	Title:	Vice President and Corporate Secretary

Exhibit Index

Exhibit No.	Description

2.1	Purchase, Sale and Merger Agreement, dated March 16, 2010, among Massey Energy Company, Cumberland Resources Corporation, Powell River Resources Corporation and the Sellers named therein

99.1	Press release, dated March 16, 2010